UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

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FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 22, 2016

Invesco Mortgage Capital Inc.
(Exact name of registrant as specified in its charter)

Maryland	001-34385	26-2749336
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1555 Peachtree Street, NE, Atlanta, Georgia	30309
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (404) 892-0896

n/a
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Invesco Mortgage Capital Inc. (“IVR”) announced today that Richard J. King, who serves as Chief Executive Officer and President of IVR, will retire on March 1, 2017.  John Anzalone and Rob Kuster have had senior roles within IVR alongside Mr. King since IVR was founded in 2008 and initially offered to the public in 2009.

Mr. Anzalone (51) is currently the chief investment officer (CIO) of IVR and will assume the role of CEO.  He has been Head of Structured Investments Portfolio Management for Invesco Fixed Income since 2007.  Mr. Anzalone began his investment career in 1992 and joined Invesco in 2002.

Mr. Kuster (43) is currently chief operating officer of IVR and will assume the role of president.  He has been Head of Structured Investments Research for Invesco Fixed Income since 2007.  Mr. Kuster began his investment career in 1998 and joined Invesco in 2002.

Three individuals who have been part of the investment committee of IVR since its inception will also be appointed to executive management positions in the company.  Jason Marshall will assume the role of CIO.  Kevin Collins will become Executive VP in charge of Commercial Credit.  David Lyle will become Executive VP in charge of Residential Credit.

“The depth and breadth of investment talent in our structured investments team is a key strength of our firm,” said Greg McGreevey, CEO of Invesco Fixed Income and Head of North American Institutional.  “Thoughtfully evolving the leadership structure for our investment capabilities ensures a smooth succession for IVR.  John’s and Rob’s deep experience overseeing key aspects of IVR and our long-term talent management efforts place us in a strong position to manage through this transition over the next six months.”

“We are deeply appreciative of Rich’s many significant contributions to our business,” added Mr. McGreevey.  “We wish him all the best in his future endeavors.”

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Invesco Mortgage Capital Inc.

By:	/s/ Robert H. Rigsby
Name: Robert H. Rigsby
Title: Vice President and Secretary

Date: September 22, 2016